Exhibit 23

KPMG [LOGO]

515 Broadway
Albany, NY 12207




                        Independent Auditors' Consent




The Board of Directors
Merchants Bancshares, Inc.:

We consent to incorporation by reference in the registration statements, Form S-3 (No. 333-41051), Form S-8 (No. 333-34869), Form S-8 (No. 333-
34871), and Form S-8 (No. 333-18845) as amended by Post Effective Amendment No. 1 on Form S-8/A of Merchants Bancshares, Inc. and subsidiaries of our report dated January 17, 2003, with respect to the consolidated balance sheet of Merchants Bancshares, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Merchants Bancshares, Inc.

                                       /s/ KPMG LLP

March 25, 2003


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